EMPLOYMENT AGREEMENT

Nuvel Holdings, Inc., a Florida corporation (hereafter "**Nuvel Holdings**") with principal address at 319 Barry Avenue South, Wayzata, Minnesota; and Richard Resnick, an individual resident of the State of California (hereafter the "**Employee**"), enter into this Employment Agreement (this **"Agreement"**), effective as of December 1, 2016 (**"Effective Date"**), as follows:

1. **Employment.** Nuvel Holdings agrees to employ Employee and Employee agrees to provide services for Nuvel Holdings and Nuvel, Inc., a wholly owned subsidiary of Nuvel Holdings ("**Nuvel Opco,**" and together with Nuvel Holdings, "**Nuvel**"), on the terms and conditions set forth below.

2. **Scope of Employment.** During the Employment Period (as defined below), Employee shall be appointed and serve as the Executive Vice President of Operations for Nuvel Holdings and as Chief Executive Officer of Nuvel Opco.

3. **Employee's Obligations.** The general duties and responsibilities of the position are set forth on Exhibit B hereto. No modification or change of Employee's title or responsibilities and/or duties shall modify, change or revoke any provision of this Agreement.

   3.1. **Best Efforts; Full Working Time.** Employee agrees to devote Employee's best efforts, attention, skill, relations and experience to the performance of Employee's duties in accordance with the provisions of this Agreement. Employee shall apply all of Employee's full working time to performing these services.

   3.2. **Supervision and Direction of Services.** Employee's services shall be under the supervision and direction of the CEO of Nuvel Holdings.

   3.3. **Rules.** Employee shall be bound by all the policies, rules and regulations of Nuvel now in force and by all such other policies, rules and regulations as may be hereafter implemented and will faithfully observe and abide by the same. No such policy, rule or regulation shall alter, modify or revoke Employee's status or any other provision of this Employment Agreement.

   3.4. **Intentionally Omitted.**

   3.5. **Non-Solicitation.** Employee agrees that during employment, and for a period of 12 months following termination of employment for whatever reason, Employee will not, without the written consent of Nuvel Holdings:

      (a) Solicit any Customer, or provide or sell to any Customer any service or product that competes with, or is the same as or substantially similar to, any service or product offered or provided, or contemplated to be developed, provided, offered or sold by Nuvel or its subsidiaries during Employee's employment with Nuvel; or

      (b) Induce or persuade any Customer, or any other person or entity doing business with Nuvel or its subsidiaries, to alter or terminate its relationship with Nuvel or its subsidiaries; or

(c) Solicit any employee or contractor of Nuvel or its subsidiaries, or persuade or induce any employee or contractor to terminate or alter the employee's or contractor's relationship with Nuvel or its subsidiaries.

For purposes of this Section 3.5, "Customer" means any person or entity:

(i) who/which is a customer of Nuvel or its subsidiaries as of Employee's last date of employment, or who/which was a customer of Nuvel or its subsidiaries at any time during the twenty four (24) calendar month period immediately preceding Employee's last date of employment; and

(ii) to or with whom/which Employee sold or provided products, processes or services on behalf of Nuvel, or about whom/which Employee had access to confidential information by reason of Employee's employment with Nuvel, or with whom/which Employee had any business involvement of any kind as a result of Employee's employment with Nuvel, at any time during the lesser of (A) the period of Employee's employment with Nuvel, and (B) the twenty four (24) calendar month period immediately preceding Employee's last date of employment.

3.6. **Office Location.** While Employee is employed, Employee shall perform Employee's duties under this Agreement primarily at Nuvel Opco's current office in Northern California; provided, however, Employee will have the authority to relocate Nuvel Opco's office and his principal place of employment to any location in the United States that Employee deems appropriate for the success of Nuvel Opco.

3.7. **Term.** Employee's term of employment with Nuvel Holdings shall begin on the Effective Date and shall continue thereafter until the third anniversary of the Effective Date (the "**Employment Period**"), unless sooner terminated pursuant to the provisions of this Agreement.

3.8. **Termination.** Nuvel Holdings may terminate Employee's employment hereunder at any time prior to the end of the Employment Period with or without Cause (as defined below), subject to the terms set forth in Sections 3.8 and 3.9 hereof. Employee may voluntarily terminate his employment prior to the end of the Employment Period by giving Nuvel Holdings written notice. Upon termination of Employees' employment with Nuvel Holdings, Employee's rights under any applicable benefit plans shall be determined under the provisions of those plans, unless otherwise specifically set forth herein.

3.8.1. **Death.** Employee's employment and this Agreement shall terminate in the event of his death. Except as provided herein, Nuvel shall have no obligation to pay or provide any compensation or benefits under this Agreement on account of Employee's death, or for periods following Employee's death.

3.8.2. **Cause.** Nuvel Holdings may terminate Employee's employment and this Agreement for Cause by giving Employee notice in writing. The term "**Cause**" for termination of Employee's employment shall mean the occurrence of any of the following: (a) Employee's failure to perform (other than by reason of disability), or negligence in the performance of, duties to Nuvel, or refusal or failure to follow or carry out any reasonable direction of the Board of Directors of Nuvel Holdings, which failure, neglect or refusal, if susceptible to cure, remains uncured after 10 calendar days following written notice to Employee; (b) engagement in theft, embezzlement, fraud or misappropriation of any property of Nuvel Holdings and/or Nuvel Opco, (c) Employee

pleading guilty to, or being convicted by a court of law of, offenses involving fraud, moral turpitude, embezzlement, theft or similar criminal conduct, or any felony; (d) use of alcohol, drugs or any controlled substance that is detrimental to the business or reputation of Nuvel Holdings and/or Nuvel Opco, (e) Employee's material breach of this Agreement that remains uncured for a period of 10 calendar days following written notice to Employee, or (f) any breach of the Proprietary Information Agreement attached hereto as Exhibit A. Written notice by Nuvel Holdings to Employee under clauses (a) and (e) of this Section 3.8.2 shall describe the particulars of the Cause in sufficient detail to allow Employee the reasonable opportunity to remedy or eliminate the Cause.

Disability. If Employee is unable to perform his services (with reasonable accommodation) by reason of disability due to illness or incapacity, Employee shall be entitled to receive such compensation as shall be approved and authorized by policies adopted from time to time by the board of directors of Nuvel. Notwithstanding the foregoing, if such illness or incapacity does not cease to exist within a six (6) consecutive month period, Nuvel may thereupon terminate this Agreement and Employee shall not be entitled to receive any further compensation from Nuvel (other than accrued but unpaid compensation through the date of termination) . For purposes of this Agreement, Employee is "disabled" when he is unable to continue his normal duties of employment, by reason of a medically determined physical or mental impairment. In determining whether or not Employee is disabled, Nuvel may rely upon the opinion of any doctor or practitioner of any recognized field of medicine or psychiatric practice selected jointly by Nuvel and Employee and may become a subject for arbitration under the terms of this Agreement.

3.8.3. **Good Reason.** Employee may terminate his employment for Good Reason, as defined herein. For purposes of this Agreement, **"Good Reason"** shall mean any of the following events: (a) without Employee's express written consent, a material reduction of Employee's duties, which represents a material diminution in Employee's position or responsibilities with Nuvel in effect immediately prior thereto or the removal of Employee from such position and responsibilities; (b) without Employee's express written consent, a substantial reduction, without good business reasons, of the facilities and perquisites (including corporate office space and location so long as Employee is employed) available to Employee prior to such reduction; (c) a material reduction by Nuvel Holdings in the Base Salary or Incentive Compensation of Employee as in effect prior to such reduction; (d) without Employee's written consent, Nuvel Holdings requires that Employee's primary location for work (other than travel required by Employee's position) be a location more than thirty (30) driving miles from Nuvel Opco's then current primary office location; or (e) any material breach by Nuvel Holdings of any provision of this Agreement. In order to terminate this Agreement for Good Reason, Employee shall provide Nuvel Holdings with: (i) written notice of the Good Reason (which notice must be delivered within ninety (90) days following the date of the event constituting Good Reason and which notice shall describe the particulars of the Good Reason in sufficient detail to allow Nuvel Holdings the reasonable opportunity to remedy or eliminate the Good Reason(s), if susceptible of being remedied or eliminated); and (ii) thirty (30) days following delivery of such written notice to remedy or eliminate the Good Reason(s). In the event that Employee provides such notice and Nuvel Holdings fails to remedy or eliminate the Good Reason(s) within such thirty (30)-day period,

Employee shall have thirty (30) days following the end of the foregoing 30-day cure period to provide Nuvel Holdings with written notice that Employee is terminating this Agreement as a result of such Good Reason(s).

3.9. **Payments Upon Termination of Employment.**

3.9.1. **Termination by Nuvel Holdings for Cause, As a Result of Death, Disability or by Employee Without Good Reason.** Upon termination of Employee's employment by Nuvel Holdings for Cause, as a result of death, disability or by Employee without Good Reason, Employee (or Employee's heirs in the event of Employee's death) shall be entitled to receive in cash payment an amount equal to all previously accrued but unpaid compensation described in Section 4.

3.9.2. **Termination by Nuvel Holdings Without Cause or by Employee With Good Reason.** Upon termination of Employee's employment by Nuvel Holdings without Cause or by Employee with Good Reason, Employee shall be entitled to receive a lump sum payment in an amount equal to all previously accrued but unpaid compensation described in Section 4 plus (a) one year's Base Salary at Employee's then-current rate (without giving effect to any decrease that triggers a termination of employment for Good Reason), and (b) the amount of any Short Term Incentive Compensation that would have been earned through the end of the quarter in which termination occurs (including without limitation Extraordinary Incentive Compensation tied to Short Term Incentive Compensation targets under Sections 3(b) and (c) of Exhibit C). In addition, if such termination occurs in anticipation of, or within 6 months following, a Change of Control of Nuvel Holdings or Nuvel Opco, Employee shall be entitled to receive Extraordinary Incentive Compensation under Section 3(a) of Exhibit C that would have otherwise been triggered by such Change of Control (unless previously paid) and the vesting of all unvested Restricted Shares (as defined in Exhibit C) shall immediately accelerate and such shares will not be forfeited.

3.9.3. Payments required pursuant to Subsections 3.9.1 and 3.9.2 shall be made within 45 days of the date of termination, except as otherwise required under Section 8.11 below.

4. Compensation and Benefits.

4.1. Accrued but Unpaid Compensation at the Effective Date. On the Effective Date, Nuvel has accrued but unpaid compensation of $453,500 due to Employee for past services rendered by Employee to Nuvel (the "**Past Due Amount**"). Nuvel will pay Employee $50,000 of the Past Due Amount in cash on or prior to the three month anniversary of the Effective Date, but not later than December 31, 2016. Upon receipt of such cash payment, Employee will agree to accept shares of the Nuvel Holding's Series OH-1 Convertible Preferred Stock that are convertible into 21,616 shares of Nuvel Holdings' common stock in full satisfaction of the balance of the Past Due Amount; provided, however, if all shares of Series OH-1 Convertible Preferred Stock have been converted into Nuvel Holding's common stock as a result of the Recapitalization (as such term is defined in that certain Agreement and Plan of Merger dated as of July 1, 2016, as amended October 14, 2016, between OrangeHook, Inc., a Minnesota corporation, Nuvel Holdings and OH Acquisition Corp., a Minnesota corporation and wholly-owned subsidiary of Nuvel Holdings (the "**Merger Agreement**")), then Employee will instead agree to accept 21,616 shares of such common stock. To the extent that the

receipt of shares under this Section 4.1 results in income to Employee for federal or state income tax purposes, in lieu of delivering to Nuvel Holdings at the time of such receipt such amount of money as Nuvel Holdings may require to meet its withholding obligation under applicable tax laws or regulations, Employee may elect to satisfy such tax payment obligations by having Nuvel Holdings withhold from the distribution of shares such number of shares having a value up to the minimum amount of withholding taxes required to be collected on the transaction (at the optional flat rate for withholding of supplemental wages, if applicable conditions for use thereof are satisfied). The value of the shares to be withheld shall be based on the fair market value of the shares on the date that the amount of tax to be withheld shall be determined.

4.2. Base Salary. Employee will be paid a Base Salary of two hundred fifty thousand dollars ($250,000.00) per year subject to the normal payroll withholdings. Base Salary shall increase five percent (5%) on each anniversary date of this Agreement during the Employment Period.

4.3. Incentive Compensation. Provided that Employee remains continuously employed by Nuvel Holdings and/or Nuvel Opco until the applicable dates set forth in Exhibit C, Employee shall be entitled to the Short Term, Long Term, and Extraordinary Incentive Compensation set forth on Exhibit C.

4.4. Paid Time Off (PTO) and other Standard Benefits. Employee shall be entitled to twenty (20) days PTO, subject to all other terms and conditions of Nuvel's PTO policy specified in Nuvel's Employee Policy Manual, as modified and in effect from time to time **("Policy Manual"),** receipt of a copy of which is acknowledged by Employee. In addition, Employee will be eligible for paid holidays, leave and other benefits in accordance with the Policy Manual. Employee shall be reimbursed for reasonable business expenses, subject to prior approval by Nuvel Holdings in accordance with Nuvel Holdings ' standard policies for employees and conditioned upon Employee's prior presentation to Nuvel Holdings' accounting department of appropriate receipts and such other verification of expenses as Nuvel Holdings may require from time to time. Reimbursements to Employee will be made with fourteen (14) days of the date the expense report is submitted.

4.5. **Insurance.**

4.5.1. Health Insurance. Nuvel Holdings shall provide to Employee and his spouse and dependents eligibility for health insurance coverage pursuant to the health insurance plan generally available to employees of Nuvel Holdings and its portfolio companies.

4.5.2. Life Insurance. Nuvel Holdings may obtain and maintain a term life insurance policy pursuant to a plan mutually agreed upon by Nuvel Holdings and Employee in amount of five hundred thousand dollars ($500,000.00), naming Nuvel Holdings and/or Nuvel Opco as the beneficiary of such policy.

4.5.3. Directors and Officers Insurance. Nuvel Holdings shall obtain and maintain a Directors and Officers Liability insurance policy covering Employee pursuant to a policy approved by the Board of Directors of Nuvel Holdings.

5. Employment Representations. Employee represents that: (i) the performance by Employee of his duties and other obligations under this Agreement does not and will not violate or conflict with, or constitute a default or breach of, any covenant or obligation under any other employment agreement, contract, or other instrument to which Employee is a party or by which he is bound; and (ii) Employee will not

disclose to Nuvel any confidential or proprietary information of any other person or employer and will not bring to Nuvel any property or documents of a confidential nature that belong to any other person or employer.

6. **Trade Secrets.** Employee acknowledges that Nuvel has gone to great time and expense to develop customers and to develop procedures and processes for development of products and services and the sales of products and services. Such procedures and processes in addition to various other types of proprietary information are included as part of the "**confidential information**" described in the "**Proprietary Information Agreement**" attached hereto as Exhibit A. Employee has previously executed the Proprietary Information Agreement or agrees to execute Nuvel 's Proprietary Information Agreement contemporaneously with the execution of this Agreement and employment.

7. **Remedies for Breach of Covenant Regarding Confidentiality.** The parties agree that the verified breach by Employee of any covenants contained in Sections 3.4, 3.5, and 6 will result in immediate and irreparable injury to Nuvel. In the event of any verified breach by Employee of the covenants contained in Sections 3.4, 3.5, and 6, Nuvel shall be entitled to seek recourse through all available legal and equitable remedies necessary or useful to prevent any likelihood of immediate or irreparable injury to Nuvel Holdings and/or Nuvel Opco. The parties agree that, in the case of such a breach by Employee of any of the provisions of such Sections, Nuvel may take any appropriate legal action, including without limitation action for injunctive relief, consisting of orders temporarily restraining and preliminarily and permanently enjoining such actual or threatened breach. Damages are only equal to the documented monetary damage. No Employee compensation provision here within will be withheld or disallowed to Employee until proven and recognized by a court of law.

8. **Miscellaneous.**

8.1. Choice of Law, Jurisdiction, Venue. The rights and obligations of the parties and the interpretation and performance of this Agreement shall be governed by the laws of Minnesota. The exclusive jurisdiction and venue of any legal action brought by either party under this Agreement shall be in the County of Hennepin, Minnesota.

8.2. Entire Agreement. This Agreement, the Proprietary Information Agreement attached and the exhibits hereto, contain the entire Agreement among the parties and supersede all prior and contemporaneous oral and written agreements, understandings and representations among the parties, including without limitation any offer letter. There are no representations, agreements, arrangements, or understandings, whether oral or written, between or among the parties relating to the subject matter of this Agreement that are not fully expressed herein and therein.

8.3. Notices. Any notice under this Agreement shall be in writing, and any written notice or other document shall be deemed to have been duly given: (a) on the date of personal service on the parties; (b) on the third business day after mailing, if the document is mailed by registered or certified mail; (c) one day after being sent by professional or overnight courier or messenger service guaranteeing one-day delivery, with receipt confirmed by the courier; or (d) on the date of transmission if sent by telegram, telex, telecopy or other means of electronic transmission resulting in written copies, with receipt confirmed. Any such notice shall be delivered or addressed to the parties at the addresses set forth herein or at the most recent address specified by the addressee through written notice under this provision. Failure to conform to the requirement that mailings be done by registered or certified mail shall not defeat the effectiveness of notice actually received by the addressee.

8.4. <u>Severability</u>. Nuvel Holdings and Employee agree that should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms and provisions shall not be affected thereby, and said illegal, unenforceable or invalid part, term or provision will be deemed not to be part of this Agreement.

8.5. <u>Attorneys' Fees</u>. If the services of an attorney are used by any party to secure the performance of this Agreement or otherwise upon the breach or default of another party to this Agreement, or if any judicial remedy or arbitration is sought to enforce or interpret any provision of this Agreement or the rights and duties of any person in relation thereto, the prevailing party shall be entitled to reasonable attorneys' fees, costs and other expenses, in addition to any other relief to which such party may be entitled in accordance with applicable law. Any award of damages by any court or arbitration shall include an award of prejudgment interest from the date of the breach at the maximum amount of interest allowed by law.

8.6. <u>Amendment</u>. The provisions of this Agreement may be modified at any time by mutual agreement of the parties. Any such mutual agreement hereafter made shall be ineffective to modify this Agreement in any respect unless in writing and signed by the party against whom enforcement of the modification or discharge is sought in accordance within this Agreement.

8.7. <u>No Transfer or Assignment; No Third-Party Beneficiaries</u>. The rights of Employee hereunder have been granted by Nuvel with the understanding that this Agreement is personal to, and will be performed by Employee individually. This Agreement is not transferable or assignable by Employee in any manner. This Agreement will be assignable by Nuvel and the terms of this Agreement automatically will inure to the benefit of Nuvel and its successors and assigns. No person or entity other than Nuvel or Employee and Employee's estate or their assigned legal counsel shall have any right to enforce any provision of this Agreement, or to recover damages on account of the breach of this Agreement.

8.8. <u>Waiver</u>. Any of the terms or conditions of this Agreement may be waived in a writing executed at any time by the party entitled to the benefit thereof, but no such waiver shall affect or impair the right of the waiving party to require observance, performance or satisfaction of that term or condition as it applies on a subsequent occasion or of any other term or condition.

8.9. <u>Resolution of Disputes</u>.

8.9.1. <u>Resolution of Disputes</u>. Nuvel Holdings and Employee agree that any claim or controversy arising out of or pertaining to this Agreement or the termination of Employee's employment, including but not limited to, claims of wrongful treatment or termination allegedly resulting from discrimination, harassment or retaliation on the basis of race, sex, age, national origin, ancestry, color, religion, marital status, status as a veteran of the Vietnam era, physical or mental disability, medical condition, or any other basis prohibited by law (hereinafter a "**dispute**") shall be resolved by mediation first; then binding arbitration as required and provided in this Section. The parties agree that no party shall have the right to sue any other party regarding a dispute except as provided in this Section.

8.9.2. <u>Binding Arbitration</u>. Any dispute between the parties shall be submitted to, and conclusively determined by, binding arbitration in accordance with this Section. The provisions of this Section shall not preclude any party from seeking injunctive or other provisional or equitable relief in order to preserve the status quo of the parties pending resolution of the dispute, and the filing of an action seeking injunctive or other provisional relief shall not be construed as a waiver of that party's arbitration rights. Each of the parties hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of state court or federal court in the state of Minnesota, and any Minnesota appellate court, in any action or proceeding seeking injunctive relief or for recognition or enforcement of any judgment or Order issued under this arbitration clause. The arbitration of any dispute between the parties to this Agreement shall be governed by the provisions of the American Arbitration Association.

8.9.3. <u>Appointment of Arbitrator</u>. The arbitrator shall be a neutral arbitrator selected by Nuvel Holdings and Employee. Within thirty (30) days of service of a demand for arbitration by either party to this Agreement, the parties shall endeavor in good faith to select a single arbitrator. If they fail to do so within that time period, each party shall have an additional period of fifteen (15) days in which to appoint an arbitrator and those arbitrators within fifteen (15) days shall select an additional arbitrator. If any party fails to appoint an arbitrator or if the arbitrators initially selected by the parties fail to appoint an additional arbitrator within the time specified herein, any party may apply to have an arbitrator appointed for the party who has failed to appoint, or to have the additional arbitrator appointed, by the presiding judge for the Superior Court, Hennepin County, Minnesota.

8.9.4. <u>Initiation of Arbitration</u>. In the case of any dispute between the parties to this Agreement, either party shall have the right to initiate the binding arbitration process provided for in this Section by serving upon the other party a demand for arbitration within the statutory time period from the date the dispute first arose.

8.9.5. <u>Location of Arbitration</u>. Any arbitration hearing shall be conducted in Hennepin County, Minnesota.

8.9.6. <u>Applicable Law</u>. The law applicable to the arbitration of any dispute shall be the law of the State of Minnesota, excluding its conflicts of law rules.

8.9.7. <u>Arbitration Procedures</u>. Except as otherwise provided in this Section, the arbitration shall be governed by the American Arbitration Association under Minnesota jurisdiction. The parties shall be entitled to conduct discovery sufficient to adequately arbitrate their claims or defenses, including access to essential documents and witnesses, as determined by the arbitrator and subject to limited judicial review. In addition, either party may choose, at that party's discretion, to request that the arbitrators resolve any dispositive motions prior to the taking of evidence on the merits of the dispute. In the event a party to the arbitration requests that the arbitrators resolve a dispositive motion, the arbitrators shall receive and consider any written or oral arguments regarding the dispositive motion, and shall receive and consider any evidence specifically relating thereto, and shall render a decision thereon, before hearing any evidence on the merits of the dispute.

8.9.8. <u>Scope of Arbitrators' Award or Decision</u>. Nuvel Holdings and Employee agree that if the arbitrators find any disputed claim to be meritorious, the arbitrators shall have the authority to order all forms of legal and/or equitable relief that would otherwise be available in court and that is appropriate to the claim. Any decision or award by the arbitrators shall be in writing and shall be specific enough to permit limited judicial review if necessary.

8.9.10. <u>Costs of Arbitration; Attorneys' Fees</u>. Nuvel Holdings shall bear any costs of arbitration that are over and above costs that would be incurred by Employee had Employee not been required to arbitrate the dispute, but instead had been free to bring the action in court. Each party shall bear its own attorneys' fees. However, Nuvel Holdings and Employee agree that the arbitrators, in their discretion and consistent with applicable law, may award to the prevailing party the costs and attorneys' fees incurred by that party in participating in the arbitration process as long as they do not exceed those that would be incurred by Employee in a court action.

8.9.11. <u>Acknowledgment of Consent to Arbitration</u>. NOTICE: BY EXECUTING THIS AGREEMENT EMPLOYEE AGREES TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE "**RESOLUTION OF DISPUTES**" PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY MINNESOTA LAW AND EMPLOYEE IS GIVING UP ANY RIGHTS EMPLOYEE MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY EXECUTING THIS AGREEMENT EMPLOYEE IS GIVING UP EMPLOYEE'S JUDICIAL RIGHTS TO APPEAL. IF EMPLOYEE REFUSES TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, EMPLOYEE MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE MINNESOTA CODE OF CIVIL PROCEDURE. EMPLOYEE'S AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY. BY EXECUTING THIS AGREEMENT EMPLOYEE IS INDICATING THAT EMPLOYEE HAS READ AND UNDERSTOOD THE FOREGOING AND AGREES TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THIS ARBITRATION OF DISPUTES PROVISION TO NEUTRAL ARBITRATION.

8.10 <u>Survival</u>. The provisions set forth in Sections 3.5, 3.9, 6, 7 and 8 of this Agreement will survive any termination of Employee's employment with Nuvel and the termination of this Agreement.

8.11 <u>Internal Revenue Code Section 409(A)</u>. The intent of the parties is that payments and benefits under the Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder ("**Section 409A**") and, accordingly, to the maximum extent permitted the Agreement shall be interpreted to be in compliance therewith or exempt therefrom. To the extent any such cash payment or continuing benefit payable upon Employee's termination of employment is nonqualified deferred compensation subject to Section 409A, then, only to the extent required by Section 409A after application of all applicable exceptions, such payment or continuing benefit shall not commence until the date which is six (6) months after the date of separation from service, and any previously scheduled payments shall be made in a lump sum (without interest) on that date. For purposes of Section 409A, the phrase "termination of employment" (or other words to that effect), as used in this Agreement, shall be interpreted to mean "separation from service" as defined under Section 409A. Notwithstanding the foregoing, Nuvel makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall Nuvel be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

8.12. <u>Exhibits</u>. All exhibits to which reference is made are deemed incorporated in this Agreement whether or not actually attached.

58725262

SIGNATURE PAGE AND EXHIBITS FOLLOW BELOW

IN WITNESS WHEREOF, the parties have entered into this Employment Agreement as of the date first set forth above.

Nuvel Holdings, Inc.

____
By: James Mandel, CEO/Board Member

Richard Resnick

____
By: Richard Resnick

Employee Resident Address:

____

____

____

EXHIBIT A
Proprietary Information Agreement

[Attached.]

EXHIBIT B

EVP Operations of Nuvel Holdings/CEO Nuvel Opco

1. **EVP Operations of Nuvel Holdings Duties.**

- Developing and maintaining an investor relations plan.
- Representing Nuvel to internal and external stakeholders.
- Assisting in strategic plans with respect to the capital structure of company.
- Assisting in the proliferation of shareholder value

2. **CEO of Nuvel Opco Duties.**

- Creating, communicating, and implementing the organization's vision, mission, and overall direction. Leading the development and implementation of the overall Nuvel Opco strategy.
- Formulating and implementing the strategic plan that guides Nuvel Opco's direction.
- Overseeing the complete operation of Nuvel Opco in accordance with the direction established in the strategic plan and the input from the Boards of Directors of Nuvel Opco and Nuvel Holdings.
- Evaluating the success of Nuvel Opco.
- Representing Nuvel Opco to internal and external stakeholders.
- Leading, guiding, directing, and evaluating the work of other leaders at Nuvel Opco.
- Hiring, determining the amount and type of compensation and termination of employees of Nuvel Opco.

Exhibit C
Incentive Compensation

1. Short Term Incentive Compensation. Employee shall be entitled to annual Short Term Incentive Compensation in the amounts below based upon the percentage achievement of certain financial targets, which will be paid quarterly on a calendar year basis with a "***true up***" following the quarterly period ended December 31:

Nuvel Opco Target Achieved	Percentage of Base Salary
75% to 100%	50%
101% to 125%	75%
126-150%	100%
151% and above	150%

For calendar year 2016, the applicable target for earning Short Term Incentive Compensation will be Nuvel Opco achieving revenue of five hundred thousand ($500,000) during such year. Each year thereafter, the applicable target for earning Short Term Incentive Compensation will be based on achieving revenue and operating income target, with revenue weighted sixty percent (60%) and operating income weighted forty (40%). During the fourth quarter prior to any year after calendar year 2016, Employee shall submit to the Board of Directors of Nuvel Holdings proposed revenue and operating income metrics to be used for the Nuvel Opco Short Term Incentive Compensation target for the upcoming calendar year. On or before January 31 of the applicable calendar year, the Board of Directors of Nuvel Holdings shall either agree to the proposed revenue and operating income metrics submitted by Employee or provide alternative metrics. If Employee timely submitted the proposed revenue and operating income metrics, failure of the Board of Directors to either approve the proposed revenue and operating income metrics or provide alternative metrics by January 31 of the applicable year shall be deemed acceptance of the proposed metrics. The Board of Directors shall be entitled to consider all relevant factors in making its determination of whether to accept the proposed revenue and/or operating income metrics, including without limitation, market conditions and strategic initiatives of Nuvel, but shall take into account the methodologies used in determining similar performance targets for executives of other Nuvel Holdings' portfolio companies. Unless otherwise agreed upon in writing by the Board of Directors of Nuvel Holdings, all metrics and performance thereof shall be determined in accordance with the generally accepted accounting principles in effect in the United States.

Short Term Incentive Compensation payments shall be made within 45 days of the end of the applicable quarter and, except as set forth in Section 3.9.2 hereof, any payment of Short Term Incentive Compensation shall be conditioned upon Employee having remained continuously employed by Nuvel Holdings and/or Nuvel Opco through the end of each such quarterly period. Immediately upon the termination of Employee's employment with Nuvel Holdings and Nuvel Opco (for any reason), Employee will be deemed to have forfeited any rights to Short Term Incentive Compensation and any obligation on behalf of Nuvel to pay Short Term Incentive Compensation to Employee shall be terminated, except in each case, any Short Term Incentive Compensation that had accrued prior to such termination and as otherwise set forth in Section 3.9.2 hereof.

2. Long Term Incentive Compensation.

(a) On the Effective Date, Nuvel Holdings is granting Employee shares of its Series OH-1

Convertible Preferred Stock that are convertible into 90,000 shares of Nuvel Holdings' common stock (the "Restricted Shares") pursuant to a Restricted Stock Agreement, in the form attached as Exhibit D. The Restricted Shares shall initially be unvested Restricted Stock. Provided that Employee remains continuously employed by Nuvel Holdings and/or Nuvel Opco through the applicable vesting date(s), (i) the Restricted Shares shall vest in equal amounts monthly on each monthly anniversary of this Agreement in equal amounts over a twenty four (24) month period, and (ii) vesting of the Restricted Shares shall accelerate upon the occurrence of certain events as set forth in the Restricted Stock Agreement. Except as set forth in Section 3.9.2 hereof, Employee shall forfeit any unvested Restricted Shares immediately upon the termination of Employee's employment with Nuvel Holdings and Nuvel Opco. Employee acknowledges that the shares of the Nuvel Holdings' Series OH-1 Convertible Preferred Stock are automatically convertible into shares of Nuvel Holdings' common stock immediately following the consummation of the Recapitalization at the conversion rate set forth in the Certificate of Designation for the Series OH-1 Convertible Preferred Stock. Such conversion shall not impact the vesting schedule provided in this Agreement. To the extent that the receipt of the Restricted Shares or the lapse of any restrictions thereon results in income to Employee for federal or state income tax purposes, in lieu of delivering to Nuvel Holdings at the time of such receipt or lapse, as the case may be, such amount of money as Nuvel Holdings may require to meet its withholding obligation under applicable tax laws or regulations, Employee may elect to satisfy such tax payment obligations having Nuvel Holdings withhold from the distribution of shares upon the lapse of restrictions thereon such number of shares having a value up to the minimum amount of withholding taxes required to be collected on the transaction (at the optional flat rate for withholding of supplemental wages, if applicable conditions for use thereof are satisfied). The value of the shares to be withheld shall be based on the fair market value of the shares on the date that the amount of tax to be withheld shall be determined.

(b) On the Effective Date, Nuvel Holdings is granting Employee a non-qualified stock option to purchase shares of its Series OH-1 Convertible Preferred Stock that are convertible into 100,000 shares of Nuvel Holdings' common stock (the "Option") pursuant to a Stock Option Agreement in a form to be reasonably acceptable to Employee. The Option will provide for a ten (10) year term, will have an exercise price equal to the fair market value of the Option shares on the date of grant, will be immediately exercisable with respect to all shares, will not terminate upon termination of Employee's employment with Nuvel Holdings and/or Nuvel Opco, and will provide for a cashless/net exercise at the election of Employee to satisfy payment of exercise price and/or tax withholding (at the optional flat rate for supplemental wages, if applicable conditions for use thereof are satisfied). The intent of the parties is that the exercise price of this Option be at least 100% of the fair market value of the Company's Series OH-1 Convertible Preferred Stock on the grant date. The parties further intend that the Option comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted the Agreement shall be interpreted to be in compliance therewith or exempt therefrom. To the extent that payments and benefits under this Option are nonqualified deferred compensation subject to Section 409A, then, only to the extent required by Section 409A, the parties shall amend the terms of this Option in order to clarify the manner of exemption from, or to bring the Option into compliance with, Section 409A (including without limitation adjusting the exercise price of this Option so that it is equal to 100% of the fair market value of the Company's Series OH-1 Convertible Preferred Stock on the grant date). Employee acknowledges that the shares of the Nuvel Holdings' Series OH-1 Convertible Preferred Stock are automatically convertible into shares of Nuvel Holdings' common stock immediately following the consummation of the Recapitalization at the conversion rate set forth in the Certificate of Designation for the Series OH-1 Convertible Preferred Stock. From and after such conversion, the Option will exercisable into common stock and the exercise price will be adjusted to take into account the conversion ratio applicable to such conversion.

3. **Extraordinary Incentive Compensation.** Employee shall be entitled to Extraordinary Incentive Compensation pursuant to this Paragraph 3 of this Exhibit C as set forth below; provided, however, in each case, and except as set forth in Section 3.9.2 hereof, Employee shall only be entitled to receive such Extraordinary Incentive Compensation if Employee has remained continuously employed by Nuvel Holdings and/or Nuvel Opco through date of the applicable event that would otherwise trigger such Extraordinary Incentive Compensation. Immediately upon the termination of Employee's employment with Nuvel Holdings and Nuvel Opco (for any reason), Employee will be deemed to have forfeited any rights to Extraordinary Incentive Compensation and any obligation on behalf of Nuvel to pay Extraordinary Incentive Compensation to Employee shall be terminated, except in each case, any Extraordinary Incentive Compensation that had accrued prior to such termination and as set forth in Section 3.9.2 hereof.

a. **Change of Control.**

i. If Nuvel Holdings experiences a Change of Control, Employee will be entitled to a lump sum payment equal to his then current Base Salary.

ii. If Nuvel Opco experiences a Change of Control at a valuation that exceeds $15,000,000, Employee will be entitled to a lump sum payment equal to fifty percent (50%) of his then current Base Salary.

iii. For purposes of this Agreement, "**Change of Control**" means the sale of all or substantially all the assets of the applicable company to an unrelated third party; any merger, consolidation or acquisition of the applicable company with, by or into another unrelated entity or person; or any transfer of the ownership of more than fifty percent (50%) of the voting capital stock of the applicable company to an unrelated third party in one or more related transactions. For the avoidance of doubt, the transactions contemplated by the Merger Agreement shall not constitute a Change of Control.

b. **One-Time Revenue Event.** In the event that Nuvel Opco experiences a "***One-Time Revenue Event***" that exceeds four (4) times Nuvel Opco's then current annual revenue target (as determined in Paragraph 1 above), Employee will be entitled to a lump sum payment equal to seventy five percent (75%) of his then current Base Salary, to be paid on or before the 45th day after the end of the year in which the One-Time Revenue Event occurs.

c. **Performance in Excess of 150% of Target.** In the event that in any fiscal year Nuvel Opco exceeds its Short Term Incentive Compensation Target pursuant to Paragraph 1 above, Employee will be entitled to a lump sum payment equal to twenty five percent (25%) of his then current Base Salary. Determination of, and eligibility for, this Extraordinary Income Event shall be considered on an annual basis following the end of the applicable calendar year and, if earned, will be paid on or before the 45th day after the end of the year in which such Extraordinary Income Event occurs.

Exhibit D
Form of Restricted Stock Agreement